(313) 465-7000 Fax: (313) 465-8000 www.honigman.com

January 12, 2011

Integral Vision, Inc. 49113 Wixom Tech Drive Wixom, Michigan 48993

Ladies and Gentlemen:

We have acted as special Michigan counsel for Integral Vision, Inc., a Michigan corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”), for registration under the Securities Act of 1933, as amended, of up to an aggregate of 20,812,450 shares of its common stock, without par value (the “Common Stock”), issuable upon the exercise of outstanding warrants (the “Warrants”) or upon the conversion of outstanding notes (the “Notes”).

Based on our examination of such documents and other matters as we deem relevant, it is our opinion that the shares of Common Stock covered by the Registration Statement are duly authorized and, when issued by the Company in accordance with the terms of the respective Warrants and Notes, will be legally issued, fully paid and non-assessable.  For this purpose, we advise you that Section 317(1) of the Michigan Business Corporation Act, as amended, provides that “[a] purchaser from a corporation of its own shares is not liable to the corporation or its creditors with respect to the shares except to pay for the consideration for which the shares were to be issued.”

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/  Honigman Miller Schwartz and Cohn
LLP

DJK/NHB

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